Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:    Michael W. Metcalf, CFO
        Powell Industries, Inc.
713-947-4422

Ken Dennard / Natalie Hairston
Dennard Lascar Investor Relations
POWL@dennardlascar.com
713-529-6600

POWELL INDUSTRIES ANNOUNCES
FISCAL 2019 THIRD QUARTER RESULTS
Highest Backlog Since Fiscal 2016

HOUSTON — AUGUST 6, 2019 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2019 third quarter ended June 30, 2019.
Revenues for the third quarter of fiscal 2019 were $135.6 million compared to revenues of $123.7 million for the second quarter of fiscal 2019 and revenues of $122.1 million for the third quarter of fiscal 2018. The Company reported net income for the third quarter of $5.1 million, or $0.44 per diluted share, compared to net income of $1.0 million, or $0.08 per diluted share, for the second quarter of fiscal 2019 and net income of $0.3 million, or $0.03 per diluted share, for the third quarter of fiscal 2018.
New orders placed during the third quarter of fiscal 2019 totaled $145 million compared to $197 million in the second quarter of fiscal 2019 and compared to $139 million in the third quarter of fiscal 2018. The Company’s backlog as of June 30, 2019 was $407 million up 2.5% sequentially from $397 million as of March 31, 2019 and compared to $316 million at the end of last year’s third quarter.

Brett A. Cope, Powell’s President and Chief Executive Officer, stated, “We continue to build on the momentum from the previous quarter, delivering on our customer commitments while also improving the utilization of our people and facilities. Our third quarter results reflect our continued focus on operational execution across the company while we continue to work towards an improved quality and mix of our backlog.”
Cope added, “Powell’s $145 million of new orders in the third quarter were driven more broadly from our core oil, gas, and petrochemical customers, as well as the industrial and utility sectors from both domestic and international markets. We enter the fourth quarter with a strong backlog and a healthy funnel of inquiry activity, particularly in the US Gulf Coast region where we continue to support the development of several, larger projects driven in part by the availability of low cost natural gas.”

OUTLOOK
Commenting on the company's outlook, Michael Metcalf, Powell’s Chief Financial Officer said, “Looking ahead, we expect continued growth across our key end markets, specifically within the industrial sector. Similar to the third quarter, our fourth quarter focus on operational priorities should generate increased productivity from both volume leverage and associated SG&A cost efficiencies, all of which are providing margin uplift. Additionally, we expect to deliver solid operating cash flow through the remainder of fiscal 2019 with strong working capital discipline.”
“Finally, we anticipate that our customer focus, coupled with sustained end market activity will provide a platform for continued profitability in the fourth quarter of fiscal 2019 and into fiscal 2020,” Metcalf concluded.

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, August 7, 2019 at 11:00 a.m. Eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 14, 2019. To access the replay, dial 201-612-7415 using a passcode of 13691710#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web,

please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
(In thousands, except per share data)
	(Unaudited)

Revenues	$135,588	$122,130	$368,676	$313,819
Cost of goods sold	111,873	103,755	310,255	272,469
Gross profit	23,715	18,375	58,421	41,350

Selling, general and administrative expenses	17,117	16,174	50,240	48,462
Research and development expenses	1,631	1,632	4,988	4,926
Amortization of intangible assets	44	44	132	161
Insurance proceeds	(950)	—	(950)	—
Restructuring and other, net	233	—	233	—
Operating income (loss)	5,640	525	3,778	(12,199)

Other income	—	—	—	(507)
Interest expense	59	51	170	153
Interest income	(305)	(215)	(707)	(711)
Income (loss) before income taxes	5,886	689	4,315	(11,134)

Income tax expense (benefit)	797	388	963	(2,443)

Net income (loss)	$5,089	$301	$3,352	$(8,691)

Income (loss) per share:
Basic	$0.44	$0.03	$0.29	$(0.76)
Diluted	$0.44	$0.03	$0.29	$(0.76)

Weighted average shares:
Basic	11,579	11,514	11,567	11,503
Diluted	11,603	11,587	11,589	11,503

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$2,948	$3,231	$9,408	$9,655
Capital Expenditures	$1,269	$1,163	$3,241	$3,978
Dividends Paid	$3,003	$2,980	$8,991	$8,934

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2019	September 30, 2018
(In thousands)	(Unaudited)

Assets:

Cash, cash equivalents and short-term investments	$78,030	$49,754

Restricted cash	8,188	19,154

Other current assets	201,052	207,754

Property, plant and equipment (net)	121,909	128,764

Restricted cash (non-current)	8,476	5,987

Long-term assets	19,451	18,538

Total assets	$437,106	$429,951

Liabilities and equity:

Current liabilities	$129,801	$117,849

Long-term debt, net of current maturities	800	1,200

Deferred and other long-term liabilities	10,846	9,258

Stockholders’ equity	295,659	301,644

Total liabilities and stockholders’ equity	$437,106	$429,951

SELECTED FINANCIAL DATA:

Working capital	$157,469	$158,813